Exhibit 99.1

FOR:	GOTTSCHALKS INC.
CONTACT:	Gregory Ambro Chief Financial Officer (559) 434-4800 Financial Dynamics: Leigh Parrish, Jordan Goldstein (415) 439-4521

DISTRIBUTION: N. CA NEWSLINE AND FAX & EMAIL LISTS: SFGOT & ESFGOT

FOR RELEASE ON TUESDAY, MAY 25TH, 2004 at 1:05 P.M. PDT

GOTTSCHALKS REPORTS IMPROVED FIRST QUARTER
FISCAL 2004 FINANCIAL RESULTS

FRESNO, CA - May 25, 2004 - Gottschalks Inc. (NYSE: GOT), today reported financial results for the first quarter of fiscal 2004. Net loss for the first quarter was $2.1 million, or $0.16 per share, compared to a net loss of $4.0 million, or $0.31 per share, for the first quarter of fiscal 2003. First quarter fiscal 2004 results include a pre-tax charge of $0.4 million, or $0.02 per share after tax, related to the early termination of certain debt refinanced through the Company's amended revolving credit agreement. Gottschalks reported a net loss from continuing operations for the first quarter of fiscal 2003 of $3.6 million, or $0.28 per share.

As previously reported, first quarter same store sales increased 4.8% from the same period of the prior year. Total sales increased 2.8% to $144.5 million from $140.6 million, including sales from closed stores, for the same period of fiscal 2003. For the quarter the Company operated seven fewer stores compared to the same period in fiscal 2003.

Jim Famalette, president and chief executive officer of Gottschalks said, "We are very pleased with the strong year-over-year improvement we achieved in our bottom line for the quarter. We not only were able to achieve good same store sales growth, but we also improved our margin and reduced our selling, general and administrative expenses as a percentage of sales. Our 100th Anniversary promotion was successfully launched in March and contributed to our positive sales trend for the quarter. We continued to focus on improving our merchandise flow through better planning and allocation. We also benefited from the growing utilization of our automatic inventory replenishment system, and as a result we increased our inventory turn. Additionally, the Company's overall financial strength continues to improve as debt was further reduced 18% on a year-over-year basis and borrowing availability on our revolving line of credit increased to $51.7 million compared to $26.8 million at the end of last year's first quarter.

"Our in-store and merchandise initiatives were both on track for the quarter. As planned, we continued to expand our private label merchandise with the successful introduction of a new women's brand, Half Moon Bay. At the same time, we launched a marketing program to re-focus on our key major brands which remain an important component of the merchandise selection in our stores. One store remodel was begun during the quarter and another is scheduled to get underway in the next month. We expect to complete several additional minor remodels during the remainder of the year. We rolled out our new bridal and gift registry during the quarter and the number of customers registering and utilizing the system has increased. We also commenced the training program that is a first step in our initiatives designed to cater to the large and growing Hispanic customer base in many of our communities.

"Currently we expect second quarter comparable store sales to increase approximately 1% from the same period in the previous year. June should be better than May as there is a shift in the Memorial Day holiday. Based on the results we achieved in the first quarter and our continued commitment to our business objectives, we have raised our earnings forecast and now anticipate generating fiscal 2004 diluted earnings per share in the range of $0.38 to $0.40," Mr. Famalette concluded.

Supplemental Operating Data:

In accordance with accounting standards generally accepted in the United States of America (GAAP), the operating results for closed stores are reported in the condensed consolidated financial statements as loss from discontinued operations and are excluded from the operating results from continuing operations. The following table provides additional information on operations and reconciles the total net sales, gross margin, and selling, general and administrative expenses to reported results from continuing operations:

                                                       Quarter Ended
                                                    ------------------------
                                                    January 31,  February 1,
                                                       2004         2003
                                                    -----------  -----------
Sales
  Continuing operations                            $   144,533  $   137,915
  Discontinued operations                                   --        2,704
                                                    -----------  -----------
     Total                                         $   144,533  $   140,619

Gross Margin
  Continuing operations                            $    49,714  $    46,575
  Discontinued operations                                   --          916
                                                    -----------  -----------
     Total                                         $    49,714  $    47,491

Selling, general
  and administrative expenses
  Continuing operations                            $    49,241  $    48,130
  Discontinued operations                                   --        1,384
                                                    -----------  -----------
     Total                                         $    49,241  $    49,514

Net loss
  Continuing operations                            $    (2,088) $    (3,563)
  Discontinued operations                                  (20)        (424)
                                                    -----------  -----------
     Total                                         $    (2,108) $    (3,987)

Earnings Teleconference and Webcast

Gottschalks will host a conference call today at 1:30 p.m. Pacific Time to review its results for the first quarter of fiscal 2004. To access the call, dial (877) 897-9366. If you are unable to participate in the call, a replay will be made available through June 1, 2004. To access this service, please dial (800) 642-1687; the passcode #7142293 is required. The live conference call and replay can also be accessed via audio web cast at the Investor Relations section of the Company's web site, located at www.gottschalks.com.

About Gottschalks

Gottschalks is a regional department store chain, currently operating 63 department stores and 10 specialty apparel stores in six western states, including California (39), Washington (12), Alaska (6), Oregon (2), Nevada (2) and Idaho (2). Gottschalks offers better to moderate brand-name fashion apparel, cosmetics, shoes, accessories and home merchandise. Gottschalks offers corporate information and selected merchandise on its website located at www.gottschalks.com.

Business Risks and Forward Looking Statements

This release contains forward-looking statements (within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. In some instances, such statements may be identified by the use of forward-looking terminology such as "may," "will," "expects," "believes," "intends," "projects," "forecasts," "plans," "estimates," "anticipates," "continues," "targets," or similar terms, variations of such terms or the negative of such terms. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, the Company's ability to meet debt obligations and adhere to the restrictions and covenants imposed under its various debt agreements; the timely receipt of merchandise and the Company's ability to obtain adequate trade credit from its key factors and vendors; risks arising from general economic and market conditions (including uncertainties arising from acts of terrorism or war); the ability to improve the profitability and cash flows of its stores or to sell, sublease or close underperforming stores; the ability to modify operations in order to minimize the adverse impact of rising costs, including but not limited to health care, workers' compensation, property and casualty insurance and utilities costs; the effects of seasonality and weather conditions, changing consumer trends and preferences, competition, consumer credit, the Company's dependence on its key personnel and general labor conditions, all of which are described in more detail in Gottschalks' Annual Report on Form 10-K and other reports filed by Gottschalks with the Securities and Exchange Commission. GOTTSCHALKS DOES NOT PRESENTLY INTEND TO UPDATE THESE STATEMENTS AND UNDERTAKES NO DUTY TO ANY PERSON TO EFFECT ANY SUCH UPDATE UNDER ANY CIRCUMSTANCES.

GOTTSCHALKS INC.
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
Unaudited

                                                       Thirteen Weeks
                                                            Ended
                                                    ------------------------
                                                      May 1,       May 3,
                                                       2004         2003
                                                    -----------  -----------
Net sales......................................... $   144,533  $   137,915
Net credit revenues...............................         839        1,475
Net leased department revenues....................         752          754
                                                    -----------  -----------
     Total revenues...............................     146,124      140,144

Costs and expenses:
  Cost of sales...................................      94,819       91,340
  Selling, general and administrative expenses....      49,241       48,130
  Depreciation and amortization...................       3,078        3,339
                                                    -----------  -----------
     Total costs and expenses.....................     147,138      142,809
                                                    -----------  -----------
     Operating loss...............................      (1,014)      (2,665)

Other (income) expense:
  Interest expense................................       2,874        3,401
  Miscellaneous income............................        (462)        (431)
                                                    -----------  -----------
                                                         2,412        2,970
                                                    -----------  -----------
Loss before income tax taxes......................      (3,426)      (5,635)

Income tax benefit................................      (1,338)      (2,072)
                                                    -----------  -----------
Loss from continuing operations...................      (2,088)      (3,563)
                                                    -----------  -----------
Discontinued operations:
  Loss from operations of closed
     stores.......................................          --         (497)
  Loss on store closures..........................         (31)        (146)

  Income tax benefit..............................         (11)        (219)
                                                    -----------  -----------
  Loss on discontinued operations.................         (20)        (424)
                                                    -----------  -----------
  Net loss........................................ $    (2,108) $    (3,987)
                                                    ===========  ===========

Net loss per common share - basic
  and diluted:
  Loss from continuing operations................. $     (0.16) $     (0.28)
  Loss on discontinued operations ................ $        --  $     (0.03)
  Net loss per common share....................... $     (0.16) $     (0.31)

Weighted average number of common
   shares outstanding - basic and diluted.........      12,883       12,801

GOTTSCHALKS INC.
CONDENSED BALANCE SHEETS
(In thousands)
Unaudited

                                                        May 1,     January 31,      May 3,
                                                         2004          2004          2003
                                                     ------------  ------------  ------------
ASSETS
CURRENT ASSETS:
  Cash............................................. $      5,893  $      5,172  $      9,911
  Receivables - net................................        4,419         9,145         5,008
  Merchandise inventories..........................      184,959       156,458       187,773
  Other............................................       11,270        10,849        14,461
                                                     ------------  ------------  ------------
          Total current assets.....................      206,541       181,624       217,153

PROPERTY AND EQUIPMENT - net.......................      127,853       129,832       137,534
OTHER LONG-TERM ASSETS.............................       14,208        12,535        14,205
                                                     ------------  ------------  ------------
                                                    $    348,602  $    323,991  $    368,892
                                                     ============  ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Trade accounts payable and
    other current liabilities...................... $     83,518  $     67,942  $     82,573
  Revolving line of credit.........................       26,880         1,009        22,638
  Current portion of long-term obligations.........        2,590         3,725         4,669
                                                     ------------  ------------  ------------
      Total current liabilities....................      112,988        72,676       109,880
                                                     ------------  ------------  ------------
LONG-TERM OBLIGATIONS (less current portion):
  Revolving line of credit and term note...........       50,000        50,000        60,000
  Notes and mortgage loans payable.................       23,005        35,596        36,977
  Capitalized lease obligations....................        5,288         5,706         6,952
                                                     ------------  ------------  ------------
                                                          78,293        91,302       103,929

DEFERRED INCOME TAXES AND OTHER....................       28,908        29,511        30,672

SUBORDINATED NOTE PAYABLE TO AFFILIATE.............       22,180        22,180        22,074

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY...............................      106,233       108,322       102,337
                                                     ------------  ------------  ------------
                                                    $    348,602  $    323,991  $    368,892
                                                     ============  ============  ============